SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:   BCM FOCUS FUNDS

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

 12600 Hill Country Boulevard Suite R230
 Bee Cave, Texas 78738

TELEPHONE NUMBER:

       (512) 542-1083

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Brian Bares
Bares Capital Management, Inc.
12600 Hill Country Boulevard Suite R230
Bee Cave, Texas 78738

CHECK APPROPRIATE BOX:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        /   / Yes    /X/ No

SIGNATURES

       Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Bee Cave and State of Texas on this 6th day of October, 2022.

ATTEST:                                     BCM FOCUS FUNDS

                             By: Brian Bares, Trustee

ADDITIONAL INFORMATION

Item.  1.  BCM FOCUS FUNDS

Item. 2.   Organized in the State of Delaware on October 4, 2022

Item.  3.   Statutory Trust

Item. 4 & 5.  The Registrant is a non-diversified open-end investment management company

Item. 6.  Name and Address of Investment Advisor

   Brian Bares
   Bares Capital Management, Inc.
   12600 Hill Country Boulevard Suite R230
   Bee Cave, Texas 78738

Item. 7. Brian Bares is the Sole Initial Trustee, President and Secretary of the registrant. Brian Baress business address is 12600 Hill Country Boulevard Suite R230, Bee Cave, Texas 78738. At its organizational meeting, the registrant proposes to appoint two independent trustees.

Item. 8.  Not applicable

Item.  9.  (a) No
   (b) Not Applicable
   (c) Yes
   (d) No
   (e) Not Applicable

Item. 10.  $0.00

Item. 11.  No

Item. 12.  Not Applicable